Exhibit 99

For release: August 9, 2006

Contact: Gerald Coggin, Sr. V.P. Investor Relations

Phone: (615) 890-2020

NHC reports second quarter earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (AMEX: NHC), today announced second quarter net income of $10,363,000 or 84 cents per basic share, compared to $5,908,000 or 48 cents per basic share in the second quarter of 2005, an increase of 75.4%.

Revenues increased to $140,669,000 compared to $134,330,000 for the same period a year earlier.

Second quarter occupancy at owned and leased skilled nursing centers averaged 93.95% compared to 93.8% a year ago.

Quarterly results include $4,385,000 after tax from the recovery of a note receivable from a center that we manage.

NHC provides services to 74 long-term health care centers with 9,155 beds. NHC also operates 30 homecare programs, six independent living centers and assisted living centers at 22 locations. NHC's other services include managed care specialty medical units, Alzheimer's units, hospice, and a rehabilitation services company. In order to understand in all material respects the financial condition, results of operations and cash flows of NHC, the investor must review our most recent Form 10-Q quarterly report, Form 10-K annual report and press releases which are available on our web site at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following: liabilities and other claims asserted against us, including claims related to the 2003 fire and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings. The risks included here are not exhaustive. All forward-looking statements represent NHC's best judgment as of the date of this release.

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NHC reports second quarter earnings

Condensed Statements of Income
(in thousands, except share and per share amounts)	Three Months Ended June 30	Six Months Ended June 30
	2006	2005	2006	2005
Revenues:
Net patient revenues	$123,954	$118,759	$247,290	$235,091
Other revenues	16,715	15,571	30,330	29,954
Net revenues	$140,669	$134,330	$277,620	$265,045

Costs and Expenses:
Salaries, wages and benefits	$77,317	$72,071	$151,041	$142,584
Other operating	39,146	37,679	79,415	74,775
Write-off (recovery) of notes receivable	(7,309)	---	(7,309)	1,000
Rent	10,338	10,855	20,630	20,811
Depreciation and amortization	3,470	3,728	6,884	7,442
Interest	243	378	520	808
Total costs and expenses	$123,205	$124,711	$251,181	$247,420

Income Before Income Taxes	17,464	9,619	26,439	17,625
Income Tax Provisions	(7,101)	(3,711)	(10,656)	(6,803)
Net Income	$10,363	$5,908	$15,783	$10,822

Earnings Per Share:
Basic	$.84	$.48	$1.28	$.88
Diluted	$.80	$.46	$1.22	$.85

Weighted average common shares outstanding
Basic	12,293,838	12,240,890	12,287,883	12,235,437
Diluted	12,936,216	12,753,192	12,897,356	12,753,444

Balance Sheet Data	June 30	December 31,
(in thousands)	2006	2005
Cash, restricted cash and marketable securities	$207,708	$202,301
Current assets	268,744	260,579
Total assets	434,477	410,625
Current liabilities	155,163	147,191
Long-term obligations	26,612	27,571
Deferred lease credits	5,641	6,154
Deferred revenue	27,748	25,465
Stockholder's capital	217,943	203,059

Selected Operating Statistics	Three Months Ended June 30,
	2006	2005
Per Diems:
Medicare	$314.51	$306.66
Medicaid	129.52	125.39
Private Pay and Other	185.98	193.03

Patient Days:
Medicare	95,845	91,250
Medicaid	295,903	297,267
Private Pay and Other	146,514	133,853
	538,262	522,370

Average Per Diem	$177.83	$174.39